Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 3 to the Registration Statement No. 333-119612 on Form S-1 of our reports dated March 29, 2006, relating to statements of financial condition as of December 31, 2005, and the related statements of operations and changes in unitholders' capital for the year then ended of World Monitor Trust III - Series G, World Monitor Trust III - Series H and World Monitor Trust III - Series I, and of our report dated March 30, 2006, relating to the statement of financial condition as of December 31, 2005, and the related statements of operations and changes in unitholders' capital for the period March 10, 2005 (inception) to December 31, 2005 for World Monitor Trust III - Series J, as filed with the Securities and Exchange Commission on or about April 25, 2006, appearing in the Prospectus which is a part of such Post-Effective Amendment.

We consent to the use in this Post-Effective Amendment No. 3 to the Registration Statement No. 333-119612 on Form S-1 of our reports dated March 29, 2006, relating to statements of financial condition, including the condensed schedule of investments, and the related statements of operations and changes in members' capital (net asset value) for the period December 1, 2005 (commencement of operations) to December 31, 2005 of WMT III Series G/J Trading Vehicle LLC, WMT III Series H/J Trading Vehicle LLC and WMT III Series I/J Trading Vehicle LLC as filed with the Securities and Exchange Commission on or about April 25, 2006, appearing in the Prospectus which is a part of such Post-Effective Amendment.

We also consent to the reference to us under the heading "Experts" in such Prospectus appearing in the Post-Effective Amendment referenced above.


/s/ Deloitte & Touche LLP



New York, New York
April 25, 2006